EXHIBIT 99.1

Converted Organics Inc. to Recycle Fish Waste from Pacific Choice Seafood Company into Organic Fertilizer

BOSTON & PORTLAND, Ore., Apr 09, 2008 (BUSINESS WIRE) — Converted Organics Inc. (NASDAQ:COIN) has entered into a two-year contract with Pacific Choice Seafood, a Pacific Seafood Group company, to manufacture, distribute and sell two organic, fish-based fertilizers that will be developed using fish by-products.

Converted Organics will accept delivery of the fish by-products at Pacific Choice Seafood’s Eureka, CA processing facility, where Converted Organics will partially process the products using new equipment and storage tanks that Pacific Choice Seafood will install on-site. Converted Organics will subsequently deliver the partially treated product to its plant in Gonzales, CA, where the manufacturing process will be completed.

“We are very pleased to have a company as reputable and quality-driven as Pacific Choice Seafood supplying such an essential ingredient for Converted Organics’ all-natural organic fertilizer products,” said Edward J. Gildea, President and CEO of Converted Organics Inc. “Our partnership to recycle Pacific Choice Seafood’s fish by-products will have the added benefit of diverting many tons of organic waste from local landfills annually.”

“Converted Organics’ commitment to excellence compliments that of Pacific Seafood Group, and we are confident that this joint venture will prove successful for both organizations and result in superior organic fertilizer products, while limiting our impact on the environment,” said Tim Horgan, Chief Operating Officer of Pacific Seafood Group.

About Pacific Seafood Group

The Pacific Seafood Group is a family owned, vertically integrated seafood company based in the Western United States. The Pacific Seafood Group processes West Coast products from Alaska to Mexico and owns and operates distribution facilities and distributes in Washington, Idaho, Montana, Oregon, California, Nevada and Utah. The Pacific Seafood Group exports products throughout Asia, Europe and the Middle East, as well as imports products from many of these areas.

About Converted Organics Inc.

Converted Organics (NASDAQ:COIN), based in Boston, is dedicated to producing valuable all-natural, organic soil amendment or fertilizer products through food waste recycling. The company uses proven, state-of-the-art technologies to create a product that helps grow healthier food and improve environmental quality. Converted Organics plans to sell and distribute its environmentally friendly fertilizer products in the retail, turf management, and agribusiness markets.

Converted Organics’ fertilizer products will be produced in both a dry pellet and liquid concentrate. Converted Organics’ products have been tested in numerous field trials for more than a dozen crops with the result that, on average, the net value of the farmer’s crop increased 11-16%, depending on the particular crop and product application. This is due, in part, to the disease suppression characteristics of the product, which reduce or eliminate the need for other costly, often toxic, crop protection applications. Increased use of nitrogen in commercial agriculture and turf grass applications, such as golf courses, has reduced the soil’s ability to absorb nitrogen and other nutrients. Using the products produced by Converted Organics helps restore the soil by replenishing these micronutrients. This reduces the amount of nitrogen required in a virtuous cycle that benefits from long-term use. As a result, use of the product will reduce chemical run-off to streams, ponds and rivers, an objective with significant long-term benefits to the environment.

The products have a long shelf life compared to many other organic fertilizers. In a number of lab and field trials, the liquid product has been shown to be effective in mitigating powdery mildew, a leaf fungus that effects most plants and grasses and restricts the flow of water and nutrients to the plant. The Company’s fertilizer products can be used on a stand-alone basis or in combination with more traditional fertilizers and crop protection products. Converted Organics expects to benefit from increased regulatory focus on organic waste processing and on environmentally friendly growing practices.

This press release contains forward-looking statements that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. In some cases, you may identify forward-looking statements by words such as “may,” “should,” “plan,” “intend,” “potential,” “continue,” “believe,” “expect,” “predict,” “anticipate” and “estimate,” the negative of these words or other comparable words. These statements are only predictions. One should not place undue reliance on these forward-looking statements. The forward-looking statements are qualified by their terms and/or important factors, many of which are outside the Company’s control, involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially from the statements made. The forward-looking statements are based on the Company’s beliefs, assumptions and expectations of our future performance, taking into account information currently available to the Company. These beliefs, assumptions and expectations can change as a result of many possible events or factors, including those events and factors described in “Risk Factors” in the prospectus, not all of which are known to the Company. Neither the Company nor any other person assumes responsibility for the accuracy or completeness of these statements. The Company will update the information in this press release only to the extent required under applicable securities laws. If a change occurs, the Company’s business, financial condition, liquidity and results of operations may vary materially from those expressed in the aforementioned forward-looking statements.

COIN-G

SOURCE: Converted Organics Inc.

Converted Organics Inc.
Jim Blackman, 713-256-0369
jim@prfmonline.com
or
Pacific Seafood Group
Becky Emmett, 503-546-7874
becky@lanepr.com

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